QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1933

May 28, 2002
Date of Report (date of earliest event reported)

Peregrine Systems, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-22209	95-3773312
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3611 Valley Centre Drive
San Diego, CA 92130
(Address of principal executive offices)

(858) 481-5000
(Registrant's telephone number, including area code)

ITEM 5.    OTHER EVENTS

        Peregrine Systems, Inc. ("Peregrine") announced that its board of directors terminated its engagement of KPMG as its independent auditors

        Peregrine previously announced that certain transactions involving revenue recognition, totaling as much as $100 million, have been called into question. In the course of the internal investigation being conducted by attorneys representing Peregrine's audit committee, KPMG informed Peregrine that approximately $35 million of the questionable transactions were with KPMG and KPMG Consulting. Peregrine believes that these transactions compromise the auditor independence requirements mandated by the Securities and Exchange Commission (the "SEC") and by Generally Accepted Accounting Principles.

        Peregrine stated that its decision to terminate KPMG's engagement as its auditors was not as a result of any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. KPMG had been selected by Peregrine in April 2002 to replace Arthur Andersen LLP as its independent auditors.

        Peregrine announced that attorneys representing Peregrine's audit committee have retained PricewaterhouseCoopers LLP to continue and complete the internal investigation previously begun by KPMG. Peregrine also announced that it has initiated a search for new independent auditors and has entered into discussions with candidate firms. Peregrine will announce the engagement of a new audit firm when the search process is completed.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

  (c)
  Exhibits. The following exhibits are filed with this report.

Exhibit Number	Description
99.1	Press Release, dated May 29, 2002

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2002

PEREGRINE SYSTEMS, INC.
By:	/s/ RICHARD T. NELSON Richard T. Nelson Acting Chief Executive Officer

Exhibit Index

Exhibit Index	Description
99.1	Press Release, dated May 29, 2002

QuickLinks

Exhibit Index